SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934


                                  Viryanet Ltd.
                                  -------------
                                (Name of Issuer)

                                 Ordinary Shares
                                 ---------------
                         (Title of Class of Securities)


                                   M97540 10 4
                                   -----------
                                 (CUSIP Number)


                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [  ]  Rule 13d-1(b) [  ]  Rule 13d-1(c)    [X]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  M97540 10 4



1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     Gilde Investment Management BV

2.   Check the Appropriate Box if a Member of a Group


     (a) [ ] (b) [ ]


3.   SEC Use Only


4.   Citizenship or Place of Organization

     Netherlands

     Number of Shares Beneficially Owned by Each Reporting Person with:

5.   Sole Voting Power --0--


6.   Shared Voting Power 124,739


7.   Sole Dispositive Power --0--


8.   Shared Dispositive Power 124,739


9.   Aggregate Amount Beneficially Owned by Each Reporting Person       124,739


10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares


11.  Percent of Class Represented by Amount in Row (9)                    4.65%


12.  Type of Reporting Person OO

CUSIP No.  M97540 10 4



1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     Gilde IT Fund BV

2.   Check the Appropriate Box if a Member of a Group


     (a) [ ] (b) [ ]


3.   SEC Use Only


4.   Citizenship or Place of Organization

     Netherlands

     Number of Shares Beneficially Owned by Each Reporting Person with:

5.   Sole Voting Power                          --0--


6.   Shared Voting Power                       124,739


7.   Sole Dispositive Power                     --0--


8.   Shared Dispositive Power                  124,739


9.   Aggregate Amount Beneficially Owned by
      Each Reporting Person                    124,739


10.  Check box if the Aggregate Amount in
        Row (9) Excludes Certain Shares


11.   Percent of Class Represented by
       Amount in Row (9)                          4.65%


12.  Type of Reporting Person                      OO

CUSIP No.  M97540 10 4



1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

         A.A. den Heijer

2.   Check the Appropriate Box if a Member of a Group


     (a) [ ] (b) [ ]


3.   SEC Use Only


4.   Citizenship or Place of Organization

     Netherlands

     Number of Shares Beneficially Owned by Each Reporting Person with:

5.   Sole Voting Power                   --0--


6.   Shared Voting Power                124,739


7.   Sole Dispositive Power              --0--


8.   Shared Dispositive Power            124,739


9.   Aggregate Amount Beneficially Owned
        by Each Reporting Person         124,739


10.  Check box if the Aggregate Amount
       in Row (9) Excludes Certain Shares


11.  Percent of Class Represented by
       Amount in Row (9)                  4.65%


12.  Type of Reporting Person IN

CUSIP No.  M97540 10 4



1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     B.T. Molenaar

2.   Check the Appropriate Box if a Member of a Group


     (a) [ ] (b) [ ]


3.   SEC Use Only


4.   Citizenship or Place of Organization

     Netherlands

     Number of Shares Beneficially Owned by Each Reporting Person with:

5.   Sole Voting Power                                   --0--


6.   Shared Voting Power                                124,739


7.   Sole Dispositive Power                              --0--


8.   Shared Dispositive Power                           124,739


9.   Aggregate Amount Beneficially
       Owned by Each Reporting Person                   124,739


10.  Check box if the Aggregate Amount
       in Row (9) Excludes Certain Shares


11.  Percent of Class Represented by
       Amount in Row (9)                                  4.65%


12.  Type of Reporting Person                             IN

CUSIP No.  M97540 10 4



1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     Jan C.M. Beukers

2.   Check the Appropriate Box if a Member of a Group


     (a) [ ] (b) [ ]


3.   SEC Use Only


4.   Citizenship or Place of Organization

     Netherlands

     Number of Shares Beneficially Owned by Each Reporting Person with:

5.   Sole Voting Power                                  --0--


6.   Shared Voting Power                              124,739


7.   Sole Dispositive Power                            --0--


8.   Shared Dispositive Power                         124,739


9.   Aggregate Amount Beneficially
        Owned by Each Reporting Person                124,739


10.  Check box if the Aggregate Amount
        in Row (9) Excludes Certain Shares


11.  Percent of Class Represented by
        Amount in Row (9)                               4.65%


12.  Type of Reporting Person                            IN



Item 1.

     (a)  Name of Issuer: Viryanet, Ltd.


     (b)  Address of Issuer's Principal Executive Offices:

          8 HaMarpe  Street,  P.O.  Box 45041,  Har Hotzvim,  Jerusalem,  91450,
          Israel

Item 2.

     (a)  Name of Person Filing:

          Gilde  Investment  Management BV
          Gilde IT Fund BV
          A.A. den Heijer
          B.T. Molenaar
          Jan C.M. Beukers

          Gilde Investment Management BV is the Managing Director of Gilde IT Fund BV. A.A. den Heijer, B.T. Molenaar and Jan C.M. Beukers are the Managing Directors of Gilde Investment Management BV.

     (b)  Address of Principal Business Office, or if None, Residence:

          The address of the principal business office of each Gilde Investment Management BV, Gilde IT Fund BV, A.A. den Heijer, B.T. Molenaar and Jan C.M. Beukers is c/o Gilde Investment Management BV, Newtonlaan 91, P.O. Box 85067, 3508 AB Utrecht, The Netherlands

     (c)  Citizenship:

          Gilde Investment Management BV and Gilde IT Fund BV are organized in the Netherlands and A.A. den Heijer, B.T. Molenaar and Jan C.M. Beukers are citizens of the Netherlands.

     (d)  Title of Class of Securities:

          Ordinary Shares

     (e)  CUSIP Number:

          M97540 10 4

Item 3.  If  this  statement  is  filed  pursuant  to  Rules  240.13d-1(b),   or
         240.13d-2(b) or (c), check whether the person filing is a:

(a)  [ ] Broker or dealer registered under Section 15 of the Act.

(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

(c)  [ ] Insurance company as defined in Section 13(a)(19) of the Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

(e)  [ ] An investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 240.13d- 1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)  [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J).

     If this  statement is filed pursuant to Rule  240.13d-1(c),  check this box
     [].

Item 4.    Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Gilde Investment Management BV - 124,739
          Gilde IT Fund BV - 124,739
          A.A. den Heijer - 124,739
          B.T. Molenaar - 124,739
          Jan C.M. Beukers - 124,739

     (b)  Percent of class:

          Gilde Investment Management BV - 4.65%
          Gilde IT Fund BV - 4.65%
          A.A. den Heijer - 4.65%
          B.T. Molenaar - 4.65%
          Jan C.M. Beukers - 4.65%

     (c)  Number of shares as to which such person has:


     (i)  Sole power to vote or direct the vote --0--


     (ii) Shared power to vote or to direct the vote

     Gilde Investment Management BV - 124,739
     Gilde IT Fund BV - 124,739
     A.A. den Heijer - 124,739
     B.T. Molenaar - 124,739
     Jan C.M. Beukers - 124,739


     (iii) Sole power to dispose or to direct the disposition of --0--


     (iv)  Shared power to dispose or to direct the disposition of

           Gilde Investment Management BV- 124,739
           Gilde IT Fund BV - 124,739
           A.A. den Heijer - 124,739
           B.T. Molenaar - 124,739
           Jan C.M. Beukers - 124,739


Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Not Applicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable

Item 8. Identification and Classification of Members of the Group.

Not Applicable

Item 9. Notice of Dissolution of Group.

Not Applicable

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         Gilde Investment Management BV



                              By: /s/ A.A. den Heijer
                                  ----------------------------------------------
                              Name:  A.A. den Heijer
                              Title: Managing Director
                              Dated: February 13, 2003

Item 10. Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                Gilde IT Fund BV
                                ----------------


                              By:  /s/ A.A. den Heijer
                                   ---------------------------------------------
                              Name:  A.A. den Heijer
                              Title: Managing Director of Gilde
                                     Investment Management BV,
                                     the Managing Director of
                                     Gilde IT Fund BV
                              Dated: February 13, 2003

Item 10. Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              By:  /s/ A.A. den Heijer
                                  ----------------------------------------------
                              Name:  A.A. den Heijer
                              Dated: February 13, 2003

Item 10. Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              By:  /s/ B.T. Molenaar
                                  ----------------------------------------------
                              Name:  B.T. Molenaar
                              Dated: February 13, 2003

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              By:  /s/ Jan C.M. Beukers
                                   ---------------------------------------------
                              Name:   Jan C.M. Beukers
                              Dated:  February 13, 2003

                                    Exhibit 1

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G attached hereto and any further amendments thereto. This Joint Filing Agreement shall be filed as an Exhibit to the
Schedule 13G.



DATE: February 13, 2003       /s/ A.A. den Heijer
                              --------------------------------------------------
                              Gilde Investment Management BV
                              By:  A.A. den Heijer
                              Title: Managing Director


                              /s/ A.A. den Heijer
                              --------------------------------------------------
                                Gilde IT Fund BV
                                By: A.A. den Heijer
                                By: Managing Director of Gilde Investment
                                    Management BV, the Managing Director of
                                    Gilde IT Fund BV


                              /s/ A.A. den Heijer
                              --------------------------------------------------
                              By:  A.A. den Heijer



                              /s/ B.T. Molenaar
                              --------------------------------------------------
                              By:  B.T. Molenaar


                              /s/ Jan C.M. Beukers
                              --------------------------------------------------
                              By:  Jan C.M. Beukers